Exhibit 99.7

ANALYSIS OF ACTIVITY IN THE COLLECTION ACCOUNT DURING THE TWELVE MONTH PERIOD AND CUMULATIVE TO DATE (UNAUDITED)

Aircraft Finance makes payments on the Notes monthly on the 15th of each month, or the next business day if the 15th is not a business day (the "Payment Date"). The amount of cash available for payment is determined on the Calculation Date, which is defined as being four business days prior to the Payment Date. For the purposes of this report, the unaudited "Twelve Month Period" comprises information from the Monthly Reports to Noteholders through December 17, 2001 and the unaudited "Cumulative to Date", comprises information from all of the Monthly Reports to Noteholders since the Closing Date, May 5, 1999, through December 17, 2001. This data has been prepared by management and was not subject to a review or examination by the external auditors.

The April 21, 1999 Offering Memorandum (the "Offering Memorandum") contains assumptions in respect of Aircraft Finance's future cash flows and expenses (the "Assumed Case"). The following unaudited reports contain an analysis of the actual cash flows versus the Assumed Case for the Twelve Month Period and Cumulative to Date.

                             AIRCRAFT FINANCE TRUST
                        ASSET BACKED NOTES, SERIES 1999-1
                      ACTUAL CASH FLOWS VERSUS ASSUMED CASE
          TWELVE MONTH PERIOD -- DECEMBER 16, 2000 TO DECEMBER 17, 2001
                                   (UNAUDITED)

                              TWELVE MONTH PERIOD ENDED DECEMBER 17, 2001   AS % OF ASSUMED GROSS LEASE REVENUE
                             --------------------------------------------   ------------------------------------
                                Actual         Assumed          Variance      Actual     Assumed    Variance
                             -----------     -----------      ----------      ------     --------   --------
CASH COLLECTIONS

Lease rentals                135,120,468     135,120,468               0      100.00%     100.00%    0.00%
- Rental resets               (7,011,044)              0      (7,011,044)      -5.19%       0.00%   -5.19%
                             -----------     -----------      ----------       -----       -----     ----
Contracted lease rentals     128,109,424     135,120,468      (7,011,044)      94.81%     100.00%   -5.19%

Movement in current
  arrears balance             (3,024,518)              0      (3,024,518)      -2.24%       0.00%   -2.24%
Less net stress related
  costs
- Bad debts                   (1,088,144)     (1,354,905)        266,761       -0.81%      -1.00%    0.19%
- AOG                         (1,083,420)     (4,064,716)      2,981,296       -0.80%      -3.01%    2.21%
- Other leasing income           593,530               0         593,530        0.44%       0.00%    0.44%
                             -----------     -----------      ----------       -----       -----     ----
Sub-total                     (4,602,552)     (5,419,621)        817,069       -3.40%      -4.01%    0.60%

Net lease revenues           123,506,872     129,700,847      (6,193,975)      91.41%      95.99%   -4.58%
                             -----------     -----------      ----------       -----       -----     ----

Investment income              3,774,016       2,969,284         804,732        2.79%       2.20%    0.60%

Maintenance receipts          19,185,757                      19,185,757       14.20%               14.20%
Maintenance disbursements     (6,423,286)                     (6,423,286)      -4.75%               -4.75%
                             -----------     -----------      ----------       -----       -----     ----
Net maintenance               12,762,471               0      12,762,471        9.45%       0.00%    9.45%
                             -----------     -----------      ----------       -----       -----     ----
   Total cash collections    140,043,359     132,670,131       7,373,228      103.64%      98.19%    5.45%
                             -----------     -----------      ----------       -----       -----     ----
CASH EXPENSES

Aircraft operating
  expenses                    (4,488,809)     (5,419,622)        930,813       -3.32%      -4.01%    0.68%

SG&A expenses
Aircraft servicer fees        (4,312,749)     (4,441,605)        128,856       -3.19%      -3.29%    0.10%
Other                         (1,929,869)     (2,100,000)        170,131       -1.43%      -1.55%    0.13%
                             -----------     -----------      ----------       -----       -----     ----
Sub-total                     (6,242,618)     (6,541,605)        298,987       -4.62%      -4.84%    0.22%
                             -----------     -----------      ----------       -----       -----     ----
    Total cash expenses      (10,731,427)    (11,961,227)      1,229,800       -7.95%      -8.85%    0.91%
                             -----------     -----------      ----------       -----       -----     ----

NET CASH COLLECTIONS

Total cash collections       140,043,359     132,670,131       7,373,228      103.64%      98.19%    5.46%
Total cash expenses          (10,731,427)    (11,961,227)      1,229,800       -7.94%      -8.85%    0.91%
Movement in expense
account                       (2,033,375)              0      (2,033,375)      -1.50%       0.00%   -1.50%
Interest payments            (62,130,637)    (68,377,882)      6,247,245      -45.98%     -50.61%    4.63%
Swap receipts (payments)     (11,072,223)     (5,167,875)     (5,904,348)      -8.19%      -3.83%   -4.37%
                             -----------     -----------      ----------       -----       -----     ----
    Total                     54,075,697      47,163,147       6,912,550       40.02%      34.90%    5.12%
                             -----------     -----------      ----------       -----       -----     ----

PRINCIPAL PAYMENTS

A1                                     0               0               0        0.00%       0.00%    0.00%
A2                           (51,629,736)    (44,749,675)     (6,880,061)     -38.21%     -33.12%   -5.09%
B                             (2,445,961)     (2,413,472)        (32,489)      -1.81%      -1.79%   -0.02%
C                                      0               0               0        0.00%       0.00%    0.00%
D                                      0               0               0        0.00%       0.00%    0.00%
                             -----------     -----------      ----------       -----       -----     ----
    Total                    (54,075,697)    (47,163,147)     (6,912,550)     -40.02%     -34.90%   -5.12%
                             -----------     -----------      ----------       -----       -----     ----

                             AIRCRAFT FINANCE TRUST
                        ASSET BACKED NOTES, SERIES 1999-1
                      ACTUAL CASH FLOWS VERSUS ASSUMED CASE
              CUMULATIVE TO DATE - MAY 5, 1999 TO DECEMBER 17, 2001
                                   (UNAUDITED)

                                             CUMULATIVE TO DATE                     AS % OF ASSUMED GROSS LEASE REVENUE
                              ------------------------------------------------      -----------------------------------
                                 Actual              Assumed          Variance        Actual   Assumed        Variance
                              ------------        ------------      ----------      --------   -------      -----------
CASH COLLECTIONS
Lease rentals                  352,325,193         352,325,193               0        100.00%   100.00%      0.00%
- Rental resets                 (9,571,938)                  0      (9,571,938)        -2.72%     0.00%     -2.72%
- Excess rents at closing        5,924,523                   0       5,924,523          1.68%     0.00%      1.68%
                              ------------        ------------      ----------        ------    ------      -----
Contracted lease rentals       348,677,778         352,325,193      (3,647,415)        98.96%   100.00%     -1.04%

Movement in current
  arrears balance               (3,643,243)                  0      (3,643,243)        -1.03%     0.00%     -1.03%
Less net stress related
costs
- Bad debts                     (3,261,562)         (3,532,902)        271,340         -0.93%    -1.00%      0.07%
- AOG                           (3,382,046)        (10,598,705)      7,216,659         -0.96%    -3.01%      2.05%
- Other leasing income             913,900                   0         913,900          0.26%     0.00%      0.26%
                              ------------        ------------      ----------        ------    ------      -----
Sub-total                       (9,372,951)        (14,131,607)      4,758,656         -2.66%    -4.01%      1.35%

Net lease revenues             339,304,827         338,193,586       1,111,241         96.30%    95.99%      0.31%
                              ------------        ------------      ----------        ------    ------      -----

Investment income               11,428,750           7,765,640       3,663,110          3.24%     2.20%      1.04%

Maintenance receipts            49,983,740                          49,983,740         14.19%               14.19%
Maintenance disbursements      (21,549,209)                        (21,549,209)        -6.12%               -6.12%
                              ------------        ------------      ----------        ------    ------      -----
Net maintenance                 28,434,531                   0      28,434,531          8.07%     0.00%      8.07%
                              ------------        ------------      ----------        ------    ------      -----
   Total cash collections      379,168,108         345,959,226      33,208,882        107.61%    98.19%      9.42%
                              ------------        ------------      ----------        ------    ------      -----

CASH EXPENSES

Aircraft operating
expenses                        (9,152,242)        (14,131,607)      4,979,365         -2.60%    -4.01%      1.41%
SG&A expenses
Aircraft servicer fees         (11,469,507)        (11,537,958)         68,451         -3.25%    -3.27%      0.02%
Other                           (4,175,453)         (5,425,000)      1,249,547         -1.19%    -1.54%      0.35%
                              ------------        ------------      ----------        ------    ------      -----
Sub-total                      (15,644,960)        (16,962,958)      1,317,998         -4.44%    -4.81%      0.37%
                              ------------        ------------      ----------        ------    ------      -----
    Total cash expenses        (24,797,202)        (31,094,565)      6,297,363         -7.04%    -8.82%      1.78%
                              ------------        ------------      ----------        ------    ------      -----

NET CASH COLLECTIONS

Total cash collections         379,168,108         345,959,226      33,208,882        107.62%    98.19%      9.43%
Total cash expenses            (24,797,202)        (31,094,565)      6,297,363         -7.04%    -8.83%      1.79%
Movement in expense account    (18,214,382)                  0     (18,214,382)        -5.17%     0.00%     -5.17%
Interest payments             (193,696,187)       (184,101,680)     (9,594,507)       -54.98%   -52.25%     -2.73%
Swap receipts (payments)        (6,227,261)        (13,439,141)      7,211,880         -1.77%    -3.82%      2.05%
                              ------------        ------------      ----------        ------    ------      -----
         Total                 136,233,076         117,323,840      18,909,236         38.66%    33.29%      5.37%
                              ------------        ------------      ----------        ------    ------      -----

PRINCIPAL PAYMENTS

A1                                       0                   0               0          0.00%     0.00%      0.00%
A2                            (128,829,014        (109,979,337)    (18,849,677)       -36.57%   -31.22%     -5.35%
B                               (7,404,062)         (7,344,503)        (59,559)        -2.10%    -2.08%     -0.02%
C                                        0                   0               0          0.00%     0.00%      0.00%
D                                        0                   0               0          0.00      0.00%      0.00%
                              ------------        ------------      ----------        ------    ------      -----
          Total               (136,233,076)       (117,323,840)    (18,909,236)       -38.67%   -33.30%     -5.37%
                              ------------        ------------      ----------        ------    ------      -----

Notes to unaudited actual cash flows versus assumed case:

The line item descriptions below should be read in conjunction with the Actual Cash Flows versus Assumed Case reports provided above.

Lease rentals. Lease rentals refers to gross revenue based on the assumptions in the offering memorandum dated April 21, 1999.

Rental resets. Rental resets are a measure of the gain or loss in rental revenue when new lease rates are different from those assumed in the Assumed Case, including lease rate adjustments for changes in interest rates on floating rate leases, seasonal adjustments in the monthly rental amount, lease extensions, renewals with current lessees at the end of the lease term, timing differences between the Assumed Case and the actual rent payment due dates.

Excess rents at closing. Excess rents at Closing refer to the excess of the actual rental revenue over the anticipated rental revenue under the Assumed Case. Aircraft Finance received rents from April 29, 1999 forward and pro-rated rental payment from the seller, for rents earned by Aircraft Finance, but received by the seller(s) prior to the close of Aircraft Finance.

Contracted lease rentals. Contracted lease rentals represent the current contracted lease rental rollout which equates to the Assumed Case lease rentals less adjustments for renegotiated leases, rental resets and excess rent at closing.

Movement in current arrears balance. Movement in current arrears balance is the total contracted lease rentals outstanding from current lessees at a given date and excludes any amounts classified as bad debts.

Net stress-related costs. Net stress-related costs is a combination of all the factors which can cause actual lease rentals received to differ from the contracted lease rentals. The Assumed Case estimated net stress-related costs based on a percentage of the sum of the Assumed Case lease rentals and the interest on the lease rentals.

Bad debts. Bad debts are total contracted lease rentals in arrears, net of security deposits drawn down, owed by lessees who have defaulted and which are deemed irrecoverable. Rental arrears from non-accrual lessees may be reclassified to Bad Debts when the aircraft is redelivered from the lessee, or such lessee files for bankruptcy protection.

Aircraft on ground ("AOG"). AOG is defined as the Assumed Case lease rental lost when an aircraft is off-lease and non-revenue earning.

Other leasing income. Other leasing income consists of miscellaneous income received in connection with a lease other than contracted rentals, maintenance receipts and security deposits, such as early termination payments or default interest.

Net lease rentals. Net lease rentals is contracted lease rentals less any movement in current arrears balance and net stress-related costs.

Interest earned. Interest earned mainly relates to interest received on cash balances held in the collection, expense and certain lessee funded accounts. Cash held in the collection account consists of the cash liquidity reserve amount of $52 million, in addition to the intra-month cash balances for all the rentals and maintenance payments collected prior to the monthly payment date. The expense account contains cash set aside to pay for expenses which are expected to be payable over the next five months. Lessee funded accounts consist of cash security deposits. In most instances, interest earned from the lessee funded accounts, accrues in favor of Aircraft Finance.

Net maintenance. Net maintenance refers to maintenance reserve revenue received less any maintenance reimbursements paid. The Assumed Case assumes that, over time, maintenance revenue will equal maintenance expenditures. However, it is unlikely that in any particular Note payment period, maintenance revenue will exactly equal maintenance expenses.

Aircraft operating expenses. Aircraft operating expenses includes all operational costs related to the leasing of an aircraft including costs of re-leasing, repossession and other overhead costs.

Aircraft servicer fees. Aircraft servicer fees are amounts paid to the aircraft servicer, GE Capital Aviation Services Ltd., in accordance with the terms of the servicing agreement.

Other. Other relates to fees and expenses paid to and for other service providers including the administrative agent, financial advisor, legal advisors, auditors, rating agencies, the trustees, and other selling, general and administrative expenses.

Movement in expense account. Movement in expense account relates to increases or decreases in the accrued expense amounts transferred in or out of the expense account.

Interest payments. Interest payments represent the amount of interest paid on Aircraft Finance's outstanding classes of Notes issued on May 5, 1999.

Swap receipts (payments). According to the terms of the interest rate swap agreements, Aircraft Finance pays a fixed rate of interest on the notional amount of the swaps to the counterparty and in turn the counterparty pays Aircraft Finance a rate of interest on the notional amount based on the 30 day LIBOR rate, which will results in monthly net swap payments paid or received.